To Whom It May Concern:

I, Holly A. Van Deursen, hereby appoint James J. Seifert, Gene C. Wulf and Stanley A. Jaffy, each and individually, my true and lawful attorney-in-fact, for and in my name, place and stead, with full power of substitution, to sign on my behalf any and all Forms 3, 4 and 5 for the submission of such forms to the Securities and Exchange Commission, and to take any and all actions necessary or advisable to file such Forms with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the undersigned has caused these presents to be executed on the 7th day of February 2008.


/s/ Holly A. Van Deursen
Holly A. Van Deursen




Signed or attested before me on the 7th day of February 2008 by Holly A. Van Deursen.

/s/ Mary L. Dunson
Notary Public

Mary L. Dunson
Notary Public, State of Illinois
My Commission Expires January 17, 2009